Exhibit 99.1

Heritage Announces Launch of Primary Offering of Shares of Common Stock

TAMPA, Florida, December 14, 2023 – Heritage Insurance Holdings, Inc., (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today announced that it is commencing an underwritten public offering of its shares of common stock (the “Offering”). Heritage also expects to grant to the underwriters for the Offering, a 30-day option to purchase up to an additional 15% of the number of shares of common stock offered in the Offering. All of the shares to be sold in the Offering will be sold by Heritage, subject to customary closing conditions. Heritage intends to use the net proceeds from the Offering for general corporate and operations purposes and to provide capital for anticipated growth and expansion efforts.

Ernie Garateix, a director of our Company and our Chief Executive Officer, Paul L. Whiting, a director of our Company and Raymond T. Hyer, a current holder of approximately 13.5% of our outstanding common stock, have advised us that they intend to purchase directly from us, in a concurrent private placement, up to an aggregate of $1.5 million of shares of our common stock at the public offering price.

JonesTrading Institutional Services LLC (“JonesTrading”) is acting as the sole book-running manager for the Offering. Stonybrook Capital, LLC and its affiliates (registered representatives of Weild & Co, member FINRA and SIPC) are acting as Financial Advisor.

The Offering is being made by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-254091) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 22, 2021, and only by means of a prospectus and prospectus supplement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the Offering will be filed with the SEC. When available, copies of the preliminary prospectus supplement and accompanying prospectus relating to the Offering will be available on the SEC’s web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus relating to the Offering may be obtained, when available, by sending a request to: JonesTrading, Attention: Equity Capital Markets, 211 E. 43rd Street, New York, New York 10017; email: ecm@jonestrading.com. The final terms of the Offering will be disclosed in a final prospectus supplement to be filed with the SEC. Before investing in this Offering, interested parties should read in their entirety the preliminary prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such preliminary prospectus supplement and the accompanying prospectus, which provide more information about the Company and such Offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Heritage

Heritage (NYSE: HRTG) is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.35 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including (i) the anticipated terms of the Offering, (ii) the conduct of the Offering, (iii) the intended use of proceeds from the Offering and (iv) the completion, timing and size of the Offering. These forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Heritage’s control, including, without limitation, market conditions, the trading price and volatility of our common stock, and the satisfaction of customary closing conditions related to the Offering. Actual results could differ materially from those stated or implied in these forward-looking statements due to a number of factors, including but not limited to, risks detailed in the sections entitled “Risk Factors” included in Heritage’s most recent Annual Report on Form 10-K filed with the SEC, as well as in the shelf registration statement on Form S-3 related to the shares of common stock, filed with the SEC. The forward-looking statements included in this press release should not be unduly relied upon and represent Heritage’s views only as of the date of this press release and do not represent Heritage’s views as of any subsequent date. Heritage undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in Heritage’s expectations or otherwise, except as required by law.

Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Heritage does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s filings with the SEC, which are available at www.sec.gov.

Company Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Zack Mukewa and Mike Houston

Investor Relations

Lambert

HRTG@lambert.com